TWO YEAR SEVERANCE AND CHANGE IN CONTROL AGREEMENT
THIS TWO YEAR SEVERANCE AND CHANGE IN CONTROL AGREEMENT (“Agreement”) made as of the 26 day of March, 2015 (the “Effective Date”) by and among Blue Hills Bancorp, Inc., a stock holding company organized under the laws of the Commonwealth of Massachusetts (the “Company”), and its subsidiary, Blue Hills Bank, a Massachusetts savings bank with its main office in Hyde Park, Massachusetts (the “Bank”) (the Company and the Bank hereinafter shall be collectively referred to as the “Employers”), and James Kivlehan (the “Executive”).
RECITALS
A.    Executive possesses unique and valued experience with, and essential knowledge about, financial institutions and their operation and the Massachusetts banking community;
B.    In order to induce Executive to remain employed with the Bank, the Bank and Executive desire to set forth in writing the severance benefits that are payable to Executive as a result of Executive’s termination of employment for the reasons set forth herein.
NOW, THEREFORE, in consideration of the mutual covenants and obligations herein contained, it is mutually agreed between the parties hereto as follows:
1.Term. This Agreement shall take effect on the Effective Date and shall continue in effect until the second anniversary of the Effective Date. On the first anniversary of the Effective Date and on each annual anniversary thereafter (each an “Anniversary Date”) this Agreement shall automatically renew for an additional year, such that this Agreement shall terminate twenty-four (24) months thereafter (each renewal term shall constitute a “Term”) unless at least (30) days prior to such Anniversary Date the Boards of Directors of the Company and the Bank issue a non-renewal notice to the Executive that this Agreement shall expire at the end of the Term. Notwithstanding the foregoing, in the event that the Company enters into an agreement to effect a transaction which would be considered a Change in Control hereunder, this Agreement shall continue until the second annual Anniversary Date following the effective date of the Change in Control, unless earlier terminated in accordance with the next sentence. Notwithstanding anything to the contrary herein, this Agreement shall also terminate upon the earliest of (a) the termination by the Employers of the employment of the Executive for Cause or the failure by the Executive to perform the Executive’s full-time duties with the Employers by reason of the Executive’s death or Disability, (b) the resignation or termination of the Executive’s employment for any reason prior to a Change in Control, or (c) the termination of the Executive’s employment with the Employers after a Change in Control for any reason other than the occurrence of a Terminating Event. In the event of the termination of this Agreement prior to the completion by the Employers of all payments due to the Executive hereunder, the Employers shall continue such payments to the Executive until paid in full.
2.    Definitions. As used in this Agreement, the following terms shall have the meaning set forth herein:
“Cause” shall mean:
(i)    conduct by the Executive constituting a material act of willful misconduct in connection with the performance of the Executive’s duties, including, without limitation, misappropriation of funds or property of the Employers other than the occasional, customary and de minimis use of Employers’ property for personal purposes; or
(ii)    the commission by the Executive of any felony or a misdemeanor involving moral turpitude, deceit, dishonesty or fraud, or any conduct by the Executive that would reasonably be expected to result in material injury to the Employers if the Executive were retained in the Executive’s position; or
(iii)    continued, willful and deliberate non-performance by the Executive of the Executive’s duties to the Employers (other than by reason of the Executive’s physical or mental illness, incapacity or disability) which has continued for more than 30 days following written notice of such non-performance from the Chief Executive Officer; or
(iv)    a violation by the Executive of the Employers’ employment policies that has continued following written notice of such violation from the Chief Executive Officer; or
(v)    willful failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Employers to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the willful inducement of others to fail to cooperate or to produce documents or other materials; or
(vi)    removal or prohibition of the Executive from participating in the conduct of the Employers’ affairs by order issued under applicable law and regulations by a federal or state banking agency having authority over the Employers.
For purposes of clauses (i), (iii) and (v) hereof, no act, or failure to act, on the Executive’s part shall be deemed “willful” unless done, or omitted to be done, by the Executive without reasonable belief that the Executive’s act, or failure to act, was in the best interests of the Employers.
“Change in Control” shall mean the consummation by the Company or the Bank, in a single transaction or series of related transactions, of any of the following:
(vii)    the sale of all or a substantial portion of the assets of the Company or the Bank to any person, group or entity;
(viii)    the merger, consolidation or other business combination of the Company or the Bank with another entity, in which the Company or the Bank, as the case may be, is not the survivor of such merger, consolidation or other business combination or a majority of the board of directors or trustees or other governing body of the entity surviving or resulting from such merger, consolidation or other business combination is not composed of individuals who were serving on the board of directors of the Company or the Bank, as the case may be, immediately prior to the consummation of such merger, consolidation or other business combination; or
(ix)    a change in control of the Company within the meaning of the Change in Bank Control Act and the Rules and Regulations promulgated by the Federal Deposit Insurance Corporation (“FDIC”) at 12 C.F.R. Section 303.82(b) with respect to the Bank and the Board of Governors of the Federal Reserve System (“FRB”) at 12 C.F.R. Section 225.41(b) with respect to the Company, as in effect on the date hereof.
In addition to the foregoing, and not in limitation thereof, a Change in Control shall also be deemed to have occurred if, during any period of two consecutive years, individuals who constitute the board of directors of the Company at the beginning of such two-year period cease for any reason to constitute at least a majority of the board of directors of the Company; provided, however, that for purposes of this sentence, an individual shall be deemed to have been a director at the beginning of such period if such individual was elected, or nominated for election, by the board of directors of the Company by a vote of at least two-thirds of the directors who were either directors at the beginning of the two-year period or were so elected or nominated by such directors.
“Disability” shall mean any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months that (i) renders the Executive unable to engage in any substantial gainful activity, or (ii) causes the Executive to receive income replacement benefits for a period of not less than three (3) months under an accident and health plan of the Bank covering the Executive.
“Good Reason” shall mean that the Executive has complied with the “Good Reason Process” (hereinafter defined) following the occurrence of any of the following events:
(x)    a material diminution, not consented to by the Executive, in the Executive’s responsibilities, authorities or duties, from the responsibilities, authorities or duties exercised by the Executive immediately prior to the Change in Control; or
(xi)    a material reduction in the Executive’s annual base salary as in effect on the date hereof or as the same may be increased from time to time hereafter except for across-the-board reductions similarly affecting all or substantially all management employees; or
(xii)    the relocation of the Employers’ offices at which the Executive is principally employed immediately prior to the date of a Change in Control (the “Current Offices”) to any other location more than 35 miles from the Current Offices, or the requirement by the Employers for the Executive to be based at a location more than 35 miles from the Current Offices, except for required travel on the Employers’ business to an extent substantially consistent with the Executive’s business travel obligations immediately prior to the Change in Control; or
(xii)     the material breach of this Agreement by the Employers.
“Good Reason Process” shall mean that (i) the Executive reasonably determines in good faith that a “Good Reason” condition has occurred; (ii) the Executive notifies the Employers in writing of the first occurrence of the Good Reason condition within 60 days of the first occurrence of such condition; (iii) the Executive cooperates in good faith with the Employers’ efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) the Executive terminates the Executive’s employment within 60 days after the end of the Cure Period. If the Employers cure the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred. Notwithstanding the foregoing, the Employers may elect to waive the Cure Period, in which case, the Executive’s termination may occur within such 30-day period.
“Separation from Service” shall have the meaning set forth in Section 409A(a)(2)(A)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), and guidance issued thereunder, including Treasury Regulations Sections 1.409A-1(h)(1)(ii) and 1.409A-1(h)(3). The term “Separation from Service” shall mean the Executive’s “Separation from Service” from the Bank or the Company, an affiliate of the Bank or the Company or a successor entity within the meaning set forth in Section 409A of the Code, determined in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).
“Terminating Event” For purposes of this Agreement, a “Terminating Event” shall mean any of the events provided in Section 3 below, provided that such event also constitutes a Separation from Service.
3.    Terminating Events.    The Executive shall be entitled to a payment under this Agreement under the following Terminating Events:
(a)    Involuntary Termination. In the event of the involuntary Separation from Service of the Executive by the Employers for any reason other than for Cause, death or Disability.
(a)    Good Reason Termination. In the event of the Separation from Service by the Executive for Good Reason.
(b)    Change in Control Termination. In the event of a Separation from Service under Sections 3(a) or 3(b) at the time of or within 24 months following a Change in Control. A Terminating Event shall not be deemed to have occurred pursuant to this Section 3(c) solely as a result of the Executive being an employee of any direct or indirect successor to the business or assets of the Company, rather than continuing as an employee of the Company following a Change in Control.
4.    Severance Payment.
(a)    Severance Payment. In the event a Terminating Event occurs at any time during the Term of this Agreement prior to a Change in Control, the Employers shall pay to the Executive (i) an amount equal to two times the Executive’s annual base salary in effect immediately prior to the Termination Event, payable in equal monthly installments over the 24 months following the Date of Termination (as hereinafter defined) and commencing within sixty (60) days after the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in another calendar year, the severance payment shall be paid in the second calendar year; plus (ii) any accrued but unpaid compensation and accrued but unpaid vacation, payable in a lump sum no later than 10 days following the Date of Termination. In addition, the Employers shall maintain in effect for the Executive for the 24 months following the Date of Termination, at its sole expense and on terms of participation substantially the same as those in effect for the Executive at any time during the six months preceding such termination, all group medical and life insurance coverage.
(b)    Change in Control. The Employers shall pay to the Executive an amount equal to two times the sum of (A) the Executive’s annual base salary in effect immediately prior to the Terminating Event (or the Executive’s annual base salary in effect immediately prior to the Change in Control, if higher), plus (B) the average annual short-term incentive cash compensation earned by the Executive with respect to the Employers’ two (2) most recent fiscal years ending before or simultaneously with the Change in Control, payable in equal monthly installments over the twenty-four (24) months following the Terminating Event commencing on the first payroll date following the Terminating Event. The Executive shall also be entitled to any accrued but unpaid compensation and accrued but unpaid paid time off (PTO), payable in a lump sum no later than 10 days following the Date of Termination (as hereinafter defined). In addition, the Employers shall maintain in effect for the Executive for the twenty-four (24) months following the Date of Termination, at its sole expense and on terms of participation substantially the same as those in effect for the Executive at any time during the six months preceding such termination, all group medical and life insurance coverage.
(c)    Limitations.
(i) Notwithstanding anything in this Section 4 to the contrary, if the Employers cannot provide group medical coverage at its sole expense on a pre-tax basis because Executive is no longer an employee, applicable rules and regulations prohibit such benefits or the payment of such benefits in the manner contemplated would subject the Employers to penalties or taxes, then the Employers shall pay or provide such benefit on an after-tax basis, at the same time and in the same manner as the Employers would have provided such pre-tax benefits, if doing so would eliminate the prohibition, penalties or taxes. If providing such benefits on an after-tax basis would not eliminate such prohibition, penalties or taxes, then the Employers shall provide the Executive a cash lump sum payment reasonably estimated to be equal to the value of such benefits (or the value of any remaining benefits) within thirty (30) days after the date on which such determination is made;
(ii) Anything in this Agreement or in any other agreement, contract, understanding, plan or program entered into or maintained by the Employers to the contrary notwithstanding, in the event it shall be determined that any payment, distribution or benefit to or for the benefit of the Executive, whether paid or payable, distributed or distributable or provided or to be provided pursuant to the terms of this Agreement or otherwise (collectively, the “Payments”) would, in the reasonable determination of the independent certified public accounting firm then retained by the Employers (the “Tax Advisor”), not be deductible (in whole or in part) by the Employers, an affiliate of the Employers or other person making such payment or distribution or providing such benefit as a result of Section 280G of the Code, and/or any successor provision or section thereto, then the cash and non-cash payments, distributions and/or benefits payable or to be provided to the Executive under this Agreement shall be reduced to the extent necessary, but no more than necessary, so that no portion of the Payments would be non-deductible as a result of Section 280G of the Code. For purposes of this Section 4(b), (i) no portion of the Payments, the receipt or enjoyment of which the Executive shall have effectively waived in writing prior to the Date of Termination, shall be taken into account, (ii) no portion of the Payments shall be taken into account that, in the opinion of the Tax Advisor, does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code, including without limitation by reason of Section 280G(b)(4)(A) of the Code, (iii) any payments, distributions and/or benefits under this Agreement or otherwise for services to be rendered on or after the effective date of a Change in Control shall be reduced only to the extent necessary so that such payments, distributions and/or benefits in their entirety constitute reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4)(B) of the Code or are otherwise not subject to disallowance as deductions, in the opinion of the Tax Advisor, and (iv) the value of any non-cash payment or benefit or any deferred payment or benefit included in the Payments shall be determined by the Tax Advisor in accordance with the principles of Sections 280G(d)(3) and 280G(d)(4) of the Code and the applicable regulations or proposed regulations under the Code. All of the foregoing calculations, determinations and opinions shall be made or otherwise rendered in good faith by the Employers and the Tax Advisor, as applicable, and shall be conclusive and binding upon the parties. The Employers shall pay all costs and expenses incurred in connection with any such calculations, determinations and opinions.
(iii)    Anything in this Agreement to the contrary notwithstanding, if at the time of the Executive’s Separation from Service, the Executive is considered a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, and if any payment or benefit that the Executive becomes entitled to under this Agreement is considered deferred compensation subject to interest, penalties and additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, and such payment or benefit is not subject to an exception to Section 409A of the Code as the result of one of the exceptions set forth therein (i.e., the “short term deferral” exception set forth in Treasury Regulation Section 1.409A-1(b)(4) or the “two times two year” exception for payments on an involuntary termination of employment set forth in Treasury Regulation Section 1.409A-1(b)(9)), then no such payment shall be payable or benefit shall be provided prior to the date that is the earlier of (i) six months and one day after the Executive’s Separation from Service, or (ii) the Executive’s death. In the event of such six month delay, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the instalments shall be payable in accordance with the original schedule. Any such delayed cash payment shall earn interest at an annual rate equal to the applicable federal short-term rate published by the Internal Revenue Service for the month in which the date of Separation from Service occurs, from such date of Separation from Service until such payment. The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party. Notwithstanding anything in this Agreement to the contrary, to the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon the Executive’s termination of employment, then such payments or benefits shall only be payable upon the Executive’s Separation from Service. The Employers make no representation or warranty and shall have no liability to the Executive or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.
5.    Withholding. All payments made by the Employers under this Agreement shall be net of any tax or other amounts required to be withheld by the Employers under applicable law.
6.    Notice and Date of Termination.
(a)    Notice of Termination. Any purported termination of the Executive’s employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with this Section. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and the Date of Termination.
(b)    Date of Termination. “Date of Termination,” with respect to any purported termination of the Executive’s employment during the term of this Agreement, shall mean the date specified in the Notice of Termination. In the case of a termination by the Employers other than a termination for Cause (which termination for Cause may be effective immediately), the Date of Termination shall not be less than 30 days after the Notice of Termination is given. In the case of a termination by the Executive, the Date of Termination shall not be less than 30 days from the date such Notice of Termination is given. Notwithstanding the foregoing, in the event that the Executive gives a Notice of Termination to the Employers, the Employers may unilaterally accelerate the Date of Termination and such acceleration shall not result in a termination by the Employers for purposes of this Agreement.
7.    No Mitigation. The Employers agree that, if the Executive’s employment by the Employers is terminated during the term of this Agreement, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Employers pursuant to Section 4 hereof. Further, the amount of any payment provided for in this Agreement shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Employers or otherwise.
8.    Arbitration of Disputes. Any controversy or claim arising out of or relating to this Agreement or the breach thereof or otherwise arising out of the Executive’s employment or the termination of that employment (including, without limitation, any claims of unlawful employment discrimination, whether based on age or otherwise) shall, to the fullest extent permitted by law, be settled by arbitration in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of the American Arbitration Association (“AAA”) in Boston, Massachusetts, in accordance with the Employment Dispute Resolution Rules of the AAA, including, but not limited to, the rules and procedures applicable to the selection of arbitrators. In the event that any person or entity other than the Executive or the Employers may be a party with regard to any such controversy or claim, such controversy or claim shall be submitted to arbitration, subject to such other person or entity’s agreement. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This Section shall be specifically enforceable. Notwithstanding the foregoing, this Section 8 shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate; provided that any other relief shall be pursued through an arbitration proceeding pursuant to this Section 8.
9.    Consent to Jurisdiction. To the extent that any court action is permitted consistent with or to enforce this Agreement, the parties hereby consent to the jurisdiction of the Superior Court of the Commonwealth of Massachusetts and the United States District Court for the District of Massachusetts. Accordingly, with respect to any such court action, the Executive (a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.
10.    Integration. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes and replaces in all respects all prior agreements between the parties concerning such subject matter, including that Change in Control Agreement, dated March 4, 2014, by and among Blue Hills Bancorp, Inc. (formerly Hyde Park Bancorp, Inc.), Blue Hills Bank and James Kivlehan.
11.    Successor to the Executive. This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal representatives, executors, administrators, heirs, distributees, devisees and legatees. In the event of the Executive’s death after a Terminating Event but prior to the completion by the Employers of all payments due the Executive under Section 4 of this Agreement, the Employers shall continue such payments to the Executive’s beneficiary designated in writing to the Employers prior to the Executive’s death (or to the Executive’s estate, if the Executive fails to make such designation).
12.    Enforceability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
13.    Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.
14.    Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by registered or certified mail, postage prepaid, to the Executive at the last address the Executive has filed in writing with the Employers, or to the Employers at its main office, attention of the Board of Trustees.
15.    Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by duly authorized representatives of the Employers.
16.    Employment Status. Nothing in this Agreement shall be construed as creating an express or implied contract of employment and, except as otherwise agreed in writing between the Executive and the Employers, the Executive shall not have any right to be retained in the employ of the Employers.
17.    Effect on Other Plans. An election by the Executive to resign after a Change in Control under the provisions of this Agreement shall not be deemed a voluntary termination of employment by the Executive for the purpose of interpreting the provisions of any of the Employers’ benefit plans, programs or policies. Nothing in this Agreement shall be construed to limit the rights of the Executive under the Employers’ benefit plans, programs or policies except as otherwise provided in Section 4 hereof, and except that the Executive shall have no rights to any severance benefits under any Company or Bank severance pay plan. In the event that the Executive is party to an employment agreement with the Employers providing for change in control payments or benefits, the Executive shall receive the benefits under only one agreement, which shall be the agreement pursuant to which the Executive would receive the greatest aggregate amount (calculated on an after-tax basis).
18.    Governing Law. This is a Massachusetts contract and shall be construed under and be governed in all respects by the laws of the Commonwealth of Massachusetts, without giving effect to the conflict of laws principles of such Commonwealth, and in accordance with and subject to any applicable federal laws to which the Bank may be subject as an FDIC insured institution. With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the First Circuit. In addition to the foregoing:
(a)    In no event shall the Bank be obligated to make any payment pursuant to this Agreement that is prohibited by Section 18(k) of the Federal Deposit Insurance Act (codified at 12 U.S.C. sec. 1828(k)), 12 C.F.R. Part 359, or any other applicable law.
(b)    In no event shall the Bank be obligated to make any payment pursuant to this Agreement if:
(i)    the Bank is in default as defined in Section 3(x) (12 U.S.C. sec. 1813(x)(1)) of the Federal Deposit Insurance Act, as amended; or
(ii)    the FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) (12 U.S.C. sec. 1823(c)) of the Federal Deposit Insurance Act, as amended.
19.    Successors to Company. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place. Failure of the Company to obtain an assumption of this Agreement at or prior to the effectiveness of any succession shall be a breach of this Agreement and shall constitute Good Reason if the Executive elects to terminate employment.
20.    Gender Neutral. Wherever used herein, a pronoun in the masculine gender shall be considered as including the feminine gender unless the context clearly indicates otherwise.
21.    Allocation of Obligations Between Employers. The obligations of the Employers under this Agreement are intended to be the joint and several obligations of the Bank and the Company, and the Employers shall, as between themselves, allocate these obligations in a manner agreed upon by them.
IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Company and the Bank by their duly authorized officers, and by the Executive, as of the date first above written.
BLUE HILLS BANCORP, INC.
By:
Name:
Title:
BLUE HILLS BANK
By:
Name:
Title:
EXECUTIVE

James Kivlehan

{Clients/1534/00235221.DOC/ }